SECOND AMENDMENT TO
                         AGREEMENT OF PURCHASE AND SALE

     SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Amendment") made as of 1st day of May 1996, by and between Burger King Limited Partnership II, a New York limited partnership (the "Seller"), and U.S. Restaurant Properties Operating L.P., a Delaware limited partnership (the "Buyer").

                             W I T N E S S E T H :

     WHEREAS, Buyer and Seller are parties to that certain Agreement of Purchase and Sale, dated as of October 11, 1995, as amended by the First Amendment to Agreement of Purchase and Sale dated as of January 9, 1996 (collectively, the "Agreement") for the sale of twenty-eight Burger King restaurants together with an option to sell Burger King store #3891 located in Marietta, Georgia (the "Marietta Property") as more particularly provided in the Agreement;

     WHEREAS, Buyer and Seller desire to amend the terms of the Agreement to provide for the purchase and sale of the Marietta Property; and

     WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

     NOW, THEREFORE, Buyer and Seller agree that the Agreement is hereby amended as follows:

     1. Sections 1.14 and 32, together with any and all references in the Agreement to the "Option" are hereby deleted in their entirety.

     2. The Marietta Property shall hereafter be included as one of the Owned Properties as defined in Section 1.15 of the agreement. The Schedule attached hereto and identified as "Burger King Limited Partnership II, Schedule 1, Revised as of May 6, 1996" shall be substituted for Schedule 1 attached to the Agreement. The Purchase Price as defined in Section 1.18 and Section 3 of the Agreement shall be increased by Three Hundred Thousand Dollars ($300,000) to Seventeen Million Three Hundred Twenty Five Thousand Dollars ($17,325,000).

     3. Buyer has received a Title Report with respect to the Marietta Property and has no Objections with respect to the same.

     4. Notwithstanding anything to the contrary contained in Section 8(g) of the Agreement, Seller shall have no obligation to furnish an estoppel certificate from the Franchisee of the Marietta Property.

     5. The definition of "Escrow Agent" set forth in Section 1.9 of the Agreement shall be changed to : "Lawyers Title Insurance Corporation, 600 North Pearl, Suite 700, Lock Box 185, Dallas, Texas 75201, Attn: Nancy Shirar." The Deposit shall be transferred to one or more money market accounts at Nations Bank, Dallas, Texas, and shall be held in escrow in accordance with the terms of the Agreement. By signing as indicated below (a) the New York Office of Lawyers Title Insurance Corporation agree to transfer the Deposit by wire transfer, together with all accrued interest thereon, to the Escrow Agent and
(b) the Escrow Agent agrees to hold the Deposit in accordance with the terms and conditions of Section 5 of the Agreement. The wire transfer shall be effected as soon as possible following the opening of banking business in New York on the day following execution following this Amendment by all parties hereto. Any accrued interest posted to the account held by the New York Office of Lawyers Title Insurance Corporation after the transfer of the Deposit to the Escrow Agent shall be delivered to the Escrow Agent to be handled in accordance with the terms of the Agreement.

     6. Other than as amended hereby, the Agreement remains unmodified and in full force and effect.

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

SELLER:                       BUYER:

BURGER KING LIMITED           U.S. RESTAURANT PROPERTIES
PARTNERSHIP II,                    OPERATING L.P.,
a New York limited partnership     a Delaware limited partnership

By:  BK II PROPERTIES INC.,        By:  U.S. Restaurant Properties Inc.
     General Partner                    (f/k/a QSV Properties Inc.),
                                        General Partner

By:  /s/ Kenneth F. Boyle          By:  /s/ Fred Margolin
Name:    Kenneth F. Boyle          Name:    Fred Margolin
Title:   Vice President            Title:   Chairman


LAWYERS TITLE INSURANCE            LAWYERS TITLE INSURANCE
CORPORATION                        CORPORATION
(New York Office)                  (Dallas Office)

By:  /s/ Craig Feder               By:  /s/ Nancy Shirar
Name:    Craig Feder               Name:    Nancy Shirar
Title:   Counsel                   Title:   National Accounts Administrator


                       BURGER KING LIMITED PARTNERSHIP II

                                   SCHEDULE 1
                           Revised as of May 6, 1996

                  STORE          LOCATION          SALES PRICE

                   3642           Redlands, CA        665,000
                   3647           Garland, TX         514,000
                   3659           Nederland, TX       951,000
                   3677           St. Peters, MO      681,000
                   3692           Marietta, GA        428,000
                   3693           Corpus Christi, TX  619,000
                   3696           Pelham, AL          387,000
                   3701           Milan, TN           191,000
                   3704           Greenville, NC      704,000
                   3706           Phoenix, AZ         604,000
                   3720           Wilmington, NC      539,000
                   3722           Southbend, IN       834,000
                   3723           Riverdale, GA       697,000
                   3732           Kansas City, KS     247,000
                   3758           Erlanger, KY        344,000
                   3773           Ceres, CA         1,265,000
                   3777           Orange, CA          268,000
                   3779           Statesboro, GA      780,000
                   3830           Plano, TX           193,000
                   3833           Hot Spring, AR      631,000
                   3871           Columbus, MS      1,087,000
                   3892           Vernon, CT          764,000
                   3925           Tucson, AZ          231,000
                   3978           Springfield, MA     302,000
                   4005           Glendale, AZ        619,000
                   4056           Rocky Mt., NC     1,049,000
                   4115           Mt. Clemens, MI     435,000
                   4185           Greenville, MS      996,000
                   3891           Marietta, GA        300,000

                  TOTAL                            17,325,000